T. Rowe Price High Yield Fund, Inc.

1) As approved by shareholder vote, the funds' industry concentration fundamental policy is as follows:

The funds may not purchase the securities of any issuer if, as a result, more than 25% of the value of the fund’s total assets would be invested in the securities of issuers having their principal business activities in the same industry.

2) As approved by shareholder vote, the reference in each of the fund’s prospectuses to concentrating in particular industries has been deleted.